UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 06, 2025

iAnthus Capital Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

British Columbia	000-56228	98-1360810
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

214 King Street West Suite 400
Toronto, Ontario		M5H 3S6
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 518-9418

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on the Current Report on Form 8-K filed with the SEC on April 4, 2024, iAnthus Capital Holdings, Inc. (the “Company” or “iAnthus”) appointed Justin Vu to serve as Interim Chief Financial Officer, effective as of April 5, 2024.

On January 6, 2025, the Company appointed Mr. Vu, 41, as permanent Chief Financial Officer (“CFO”) of the Company. From April 5, 2024 through January 6, 2025, Mr. Vu served as the Company’s Interim Chief Financial Officer after joining iAnthus in early 2023 as Senior Vice President of Finance. Prior to joining iAnthus, Mr. Vu was a financial consultant from May 2021 to May 2023 and from January 2012 to February 2021 worked in various senior finance and accounting roles with a large US-based media and entertainment company.

There are no family relationships between Mr. Vu and any of our directors or executive officers. There are no related party transactions involving Mr. Vu that are reportable under Item 404(a) of Regulation S-K.

Employment Agreement with Justin Vu

In connection with Mr. Vu’s appointment, Mr. Vu and the Company entered into an employment agreement (the “Vu Employment Agreement”), dated as of January 6, 2025. The Vu Employment Agreement provides that Mr. Vu’s employment as CFO shall commence on January 6, 2025 and will continue until terminated by either party.

The Vu Employment Agreement provides for an annual base salary of $300,000 and an annual target bonus equal to 50% of annual base salary, with the target bonus having a minimum of 0% and a maximum of 200%, based on performance metrics, including the Company’s financial performance (including EBITDA of the Company) and Mr. Vu’s performance. To be eligible to receive the annual bonus, Mr. Vu must be actively employed by the Company on the annual bonus payment date, which for 2024, shall be payable on or around April 15, 2025. In addition, Mr. Vu was awarded a one-time grant of restricted stock units on June 23, 2023 with respect to the Company’s common shares with a value equal to $180,000 (the “Initial RSU Award”). This Initial RSU Award is subject to vesting in three equal annual installments on the first three anniversaries of the original grant date, contingent on Mr. Vu’s continued employment with the Company through each vesting date, subject to a 100% accelerated vesting upon a change of control of the Company.

Upon a change of control of the Company, either while Mr. Vu is an employee or within 12 months after the Company terminates Mr. Vu without “cause” or Mr. Vu terminates his employment for “good reason”, the Company or its successor shall provide Mr. Vu with the following benefits: (a) payment of all accrued and unpaid base salary and any unreimbursed business expenses (the “Accrued Benefits”); and (b) subject to Mr. Vu’s execution of a general release in favor of the Company, (i) a cash payment equal to Mr. Vu’s then-current base salary for 12 months, plus any target bonus actually paid to Mr. Vu during the preceding 12 months, which will be paid in a lump sum, (ii) the acceleration of vesting of the Initial RSU Award, and (iii) an additional award of restricted stock units with respect to the common shares of the Company (or the successor’s equity) with an aggregate fair market value equal to $180,000, which shall be immediately fully vested.

If Mr. Vu’s employment with the Company is terminated (i) by the Company other than for “cause”, or (ii) by Mr. Vu for “good reason”, then, the Company shall provide Mr. Vu with the following benefits: (a) payment of the Accrued Benefits; (b) subject to Mr. Vu’s execution of a separation agreement and general release in favor of the Company, (i) a cash severance payment equal to Mr. Vu’s then-current base salary for six months (unless the termination occurred within 180 days after a Company change of control, in which case, clause (b) of the preceding paragraph shall apply), with the severance payment paid in equal monthly installments on regular pay days over a period of 12 months following the termination date, and (ii) the acceleration of vesting of the Initial RSU Award; and (c) if Mr. Vu elects COBRA coverage, the Company shall pay Mr. Vu’s COBRA premiums for the shorter of (x) 12 months following the termination date and (y) the date on which Mr. Vu accepts new employment that offers him medical benefits.

If Mr. Vu’s employment is terminated due to his death or disability, he or his estate or beneficiary will be provided with the following benefits: (a) payment of the Accrued Benefits; and (b) the acceleration of vesting of the Initial RSU Award.

The Vu Employment Agreement contains certain covenants by Mr. Vu, including a non-solicitation of the Company’s clients, employees, contractors and vendors until the 12-month anniversary of a termination of his employment with the Company.

The description above is qualified in its entirety by reference to the Vu Employment Agreement, which will be filed as an exhibit to Company’s Form 10-K for the year ended December 31, 2024.

Item 8.01 Other Events.

On January 6, 2025, the Company issued a press release announcing the permanent placement of Mr. Vu as CFO. A copy of the press release is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated January 6, 2025

104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IANTHUS CAPITAL HOLDINGS, INC.

Date:	January 10, 2025	By:	/s/ Richard Proud
Richard Proud Chief Executive Officer